As filed with the Securities and Exchange Commission on July 25, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCHLUMBERGER N.V.

(SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Curaçao (State or other jurisdiction of incorporation or organization)	52-0684746 (I.R.S. Employer Identification No.)

42 rue Saint-Dominique Paris, France	75007

5599 San Felipe Houston, Texas, U.S.A.	77056

62 Buckingham Gate London, United Kingdom	SW1E 6AJ

Parkstraat 83 The Hague, The Netherlands (Addresses of Principal Executive Offices)	2514 JG (Zip Codes)

SLB DISCOUNTED STOCK PURCHASE PLAN

(Full title of the plan)

Dianne B. Ralston

Chief Legal Officer and Secretary

Schlumberger Limited

5599 San Felipe

Houston, Texas, U.S.A. 77056

(713) 513-2000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 2, 2025, shareholders of Schlumberger Limited (Schlumberger N.V.), a Curaçao corporation (“SLB” or the “Registrant”) approved the SLB Discounted Stock Purchase Plan (as amended and restated, the “Plan”) at the Registrant’s 2025 Annual General Meeting of Shareholders, which increased the number of shares of common stock, par value $0.01 per share, of SLB (“SLB Common Stock”) available for purchase under the Plan by 24,000,000 shares.

The Registrant registered up to 20,000,000 shares of SLB Common Stock issuable under the Plan pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2025 (SEC File No. 333-288443) (as amended by the Post-Effective Amendment No. 1 filed on July 16, 2025, the “Previous Registration Statement”).

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by SLB to register the remaining up to 4,000,000 shares of SLB Common Stock issuable under the Plan and authorized by the SLB shareholders. SLB incorporates by reference in this Registration Statement the Previous Registration Statement relating to the Plan pursuant to General Instruction E on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents, which have been filed with SEC by the Registrant (SEC File No. 001-04601 unless otherwise indicated) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on January 22, 2025 (the “2024 Annual Report);

(b)

the portions of the Registrant’s Definitive Proxy Statement for its 2025 Annual General Meeting of Shareholders that are incorporated by reference into the 2024 Annual Report, as filed with the SEC on February 20, 2025 (the “Proxy Statement”);

(c)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025, as filed with the SEC on April 25, 2025 and July 24, 2025, respectively;

(d)	the Registrant’s Current Reports on Form 8-K filed with the SEC on April 2, 2025, April 8, 2025, July 15, 2025 and July 16, 2025 (excluding Item 7.01 and Exhibit 99 attached thereto); and

(e)

the description of the Common Stock contained in Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on January 27, 2021, and as subsequently amended or updated.

Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1	Articles of Incorporation of Schlumberger Limited (Schlumberger N.V.), as last amended on April 6, 2016 (incorporated by reference to Exhibit 3.1 to SLB’s Current Report on Form 8-K filed on April 6, 2016).

4.2	Amended and Restated By-Laws of Schlumberger Limited (Schlumberger N.V.) (incorporated by reference to Exhibit 3 to SLB’s Current Report on Form 8-K filed April 21, 2023).

5	Opinion of STvB Advocaten (Europe), N.V.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of STvB Advocaten (Europe), N.V. (included in Exhibit 5).

24	Power of Attorney.

99	SLB Discounted Stock Purchase Plan, as amended and restated effective January 16, 2025 (incorporated by reference to Appendix B to the Proxy Statement).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 25, 2025.

SCHLUMBERGER N.V. (Schlumberger Limited)

By:	/s/ HOWARD GUILD
Howard Guild
Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on July 25, 2025 in the capacities indicated.

*	*
Olivier Le Peuch Chief Executive Officer and Director (Principal Executive Officer)	Jim Hackett Chairman of the Board

*	*
Stephane Biguet Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Samuel Leupold Director

/s/ HOWARD GUILD	*
Howard Guild Chief Accounting Officer (Principal Accounting Officer)	Maria Moræus Hanssen Director

*	*
Peter Coleman Director	Vanitha Narayanan Director

*	*
Patrick de La Chevardière Director	Jeff W. Sheets Director

*
Miguel M. Galuccio Director

* By:	/s/ DIANNE B. RALSTON
Dianne B. Ralston Chief Legal Officer and Secretary (Attorney-in-Fact and Authorized Representative in the U.S.)